SOURCE: Pharma-Bio Serv, Inc.

Jun 22, 2007 14:25 ET

Pharma-Bio Serv, Inc. Announces Financial Results for Three and Six Months Ended April 30, 2007

Company Generated Revenues of $4.2 Million and Net Income of $518,000 for Three Months and Revenues of $7.8 Million and Net Income of $848,000 for the Six Months Ending April 30, 2007

DORADO, PUERTO RICO--(Marketwire - June 22, 2007) - Pharma-Bio Serv, Inc. (OTCBB: PBSV), Puerto Rico's leading pharmaceutical validation and compliance consulting service firm, announced its financial results for the three and six months ended April 30, 2007.

Highlights include:

--	Increases in revenues of $376,000, or 9.9%, for the three months ended April 30, 2007 and $590,000, or 8.2%, for the six months ended April 30, 2007.

--	Earnings before Interest and Taxes (EBIT) of $989,000 and $1.7 million for the three and six months ended April 30, 2007.

--	Net Income of $518,000 and $847,000 for the three and six months ended April 30, 2007.

Additional financial detail and discussion can be found in the Company's 10-QSB for the quarter ended April 30, 2007.

In commenting on the results, CFO of Pharma-Bio Serv, Manuel O. Morera, said, "Our financial results demonstrate the success embedded in our ability to effectively execute validation and consulting assignments for our clients. Our revenues increased and our gross margin improved for both the three and six months periods. Our net income for the second quarter increased from $475,000 to $518,000 or approximately 9.1%. The decrease in net income for the six month period, from $1.4 million to $847,000, resulted principally from two factors. We did not pay income tax through January 25, 2006, since we were privately owned at that time. As a result, we only paid modest income tax for the first quarter of fiscal 2006, whereas we now pay income tax on our income for the entire first quarter of fiscal 2007, resulting in an increase in our income tax expense from $420,000 in the six months ended April 30, 2006 to $642,000 for the six months ended April 30, 2007. In addition, as a result of our acquisition of our subsidiary, Plaza Consulting Group, Inc., we incurred imputed interest on the deferred portion of the purchase price. We did not recognize any imputed interest through January 25, 2006. As a result, our interest expense increased from $134,000 in the six months ended April 30, 2006 to $213,000 for the six months ended April 30, 2007, an increase of $79,000."

Pharma-Bio Serv expects to continue to aggressively pursue consulting assignments with new clients while maintaining its current list of world-renowned pharmaceutical companies. Pharma-Bio Serv understands that the globalization of the life science, medical device and biotech industries requires a physical presence where our clients are.

About Pharma-Bio Serv, Inc.

Pharma-Bio Serv, Inc. operates as a compliance consulting and validation service firm. The company assists its clients in complying with government regulations by offering a range of consulting services in the areas relating to compliance with the regulations of Food and Drug Administration and other regulatory agencies. These services include providing compliance support for new facilities start up and the introduction of new pharmaceutical products into manufacturing, technology transfer, commissioning, qualification and validation, regulatory compliance and support for filing to regulatory agencies, project management, laboratory, engineering, technical documentation and training services.. The company offers its services to pharmaceutical, chemical, biotechnology, and medical devices and allied products companies in Puerto Rico, the United States, and Europe. The company was founded in 1993 and is based in Dorado, Puerto Rico. For more information, please visit the Company's web site at www.pharmaservpr.com. Information on our website or any other website does not constitute a part of this press release.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth below include forward-looking statements that involve risk and uncertainties. The Company wishes to caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include, but are not limited to, the risk factors noted in the Company's filings with the United States Securities and Exchange Commission, such as the rapidly changing nature of technology, evolving industry standards and frequent introductions of new products, services and enhancements by competitors; the competitive nature of the markets for the Company's products and services; the Company's ability to gain market acceptance for its products and services; the Company's ability to fund its operational growth; the Company's ability to attract and retain skilled personnel; the Company's ability to diversify its revenue streams and customer concentrations; and the Company's reliance on third-party suppliers.

BALANCE SHEET (in thousands):

April 30, 2007
Assets
Current assets:
Cash	$3,309
Accounts receivable	3,971
Other assets	217
Total current assets	7,497
Long term assets	483
Total assets	$7,980

Liabilities and Stockholders' Equity
Current liabilities	$4,349
Long term liabilities	2,571
Total liabilities	6,920
Stockholders' equity	1,060
Total liabilities and stockholders' equity	$7,980

RESULTS OF OPERATIONS (in thousands, except per share amounts):

	Three months		Six Months
	ended April 30,		ended April 30,
	2007	2006	2007	2006

Revenue	$4,181	$3,805	$7,799	$7,209
Cost of services	2,362	2,233	4,530	4,266
Gross profit	1,819	1,572	3,269	2,943
Selling, general and administrative costs	830	567	1,566	1,020
Interest expense	85	131	214	134
Income before income taxes	904	874	1,489	1,789
Income tax expense	386	399	642	420
Net income	$518	$475	$847	$1,369
Net income per share of common stock
(basic)	$0.03	$0.14	$0.04	$0.53
Weighted average shares of common
stock outstanding (basic)	19,616	3,381	19,163	2,574
Net income per share of common stock
(diluted)	$0.02	$0.02	$0.04	$0.10
Weighted average shares of common
stock outstanding (diluted)	22,120	22,067	21,897	13,611

Contact:

info@pharmaservpr.com